SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2008

ATMI, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16239	06-1481060
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

7 Commerce Drive Danbury, Connecticut (Address of principal executive offices)	06810 (Zip code)

Registrant’s telephone number, including area code: (203) 794-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     [_]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]   [_]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]   [_]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [_]  [_]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2008, the Compensation Committee of the Board of Directors of ATMI, Inc. (“the Company”) approved and authorized amendments to the Company's Employment Agreements with Eugene G. Banucci, Douglas A. Neugold, Daniel P. Sharkey, Timothy C. Carlson and Ellen T. Harmon to conform them with the requirements of Internal Revenue Code Section 409A and, with respect to all Employment Agreements other than Dr. Banucci's, to clarify the level of accelerated vesting of certain performance-based restricted stock awards upon a “change in control” of the Company (as defined in the Employment Agreements, as amended). The amendments primarily clarify (i) the timing of severance payments and other benefits in the event that the executive experiences an involuntary separation from service, (ii) the circumstances under which an executive may be entitled to severance benefits in the event of a termination by the executive for “good reason” (as defined in the Employment Agreements, as amended), and (iii) with respect to all Employment Agreements other than Dr. Banucci's, the accelerated vesting of performance-based restricted stock within the first year after grant and as to which the amount earned has not yet been determined in the event of a “change in control” (as defined in the Employment Agreements, as amended) at the “target” level. The foregoing description of the amendments to the Employment Agreements is qualified in its entirety by reference to the full text of the amendments, which are filed herewith as Exhibits 10.1 through 10.5 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amendment to Employment Agreement between Eugene G. Banucci, Ph.D. and ATMI, Inc. dated April 14, 2008

10.2	Amendment to Employment Agreement between Douglas A. Neugold and ATMI, Inc. dated April 14, 2008

10.3	Amendment to Employment Agreement between Daniel P. Sharkey and ATMI, Inc. dated April 14, 2008

10.4	Amendment to Employment Agreement between Timothy C. Carlson and ATMI, Inc. dated April 14, 2008

10.5	Amendment to Employment Agreement between Ellen Harmon and ATMI, Inc. dated April 14, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMI, INC.

Date: April 16, 2008	By:	/s/ Timothy C. Carlson
Timothy C. Carlson
Title: Executive Vice President, Chief Financial Officer and Treasurer

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